Multiband Announces Completion of New Debt Financing
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Minneapolis, Minnesota, November 15, 2004, Multiband Corporation (NASDAQ: MBND)
announced today it has completed a new debt financing. The company reports that approximately $2.1 million have been received in an offering led by H.C. Wainwright & Company of New York and funded by a group of accredited institutional investors. Multiband intends on utilizing the new three-year long-term debt facility to restructure existing short-term debt, which was obtained through the firm's extensive acquisition activities. Full details of the transaction will be filed via a Form 8-K with the SEC.

Multiband provides voice, data and video systems and services to multiple dwelling units (MDUs), including apartment buildings and time-share resorts throughout the United States. In addition, Multiband is an exclusive DIRECTV Master System Operator and one of the largest providers of DIRECTV Services to apartments, lodging, hospitality locations, restaurants and timeshare resorts in the United States


About Multiband Corporation

Multiband Corporation (NASDAQ: MBND), formerly Vicom, Incorporated, formed in 1975, provides voice, data and video systems and services to business and government clients, and to multiple dwelling units (MDUs), including apartment buildings and time share resorts. The Company's products and services are sold to clients located throughout the United Sates. The Company has two operating divisions, Multiband Business Solutions and Multiband Subscriber Services, which encompass the wholly owned subsidiary corporations Multiband USA, Inc. and URON, Inc.

In July 2004, the Company acquired Rainbow Satellite LLC, a private cable operator. Rainbow, with locations throughout the United States, has subscriber concentrations in California, Colorado, Illinois, Texas, Florida and New York. In August of 2004, Multiband acquired assets from 21st Century Satellite LLC, adding 23 upscale RV and Mobile Home Parks to its portfolio and raising it's owned and serviced subscriber base to over 70,000. Multiband has offices in Fargo, Minneapolis, Rochester, Los Angeles, San Francisco, Denver, Chicago and Tampa with satellite facilities through subcontractors in St. Louis, Dallas and New York. For additional information, please go to www.multibandusa.com.

Contacts:

Stan Altschuler            John Clarke                   James L. Mandel
Strategic Growth Int'l     CEO                           CEO
New York, New York         H.C. Wainwright & Company     Multiband Corporation
212-838-1444               New York, New York            Minneapolis, Minnesota
                           212-856-5738                  763-504-3000



Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company's financial results, can be found in the Company's Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission
(SEC).